Exhibit 99.2
FORM OF LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS
ENERGY FOCUS, INC.
[___,___,___] Shares of Common Stock
Offered Pursuant to Rights Distributed to Stockholders of Energy Focus, Inc.
October [__], 2009
THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [NOVEMBER ___], 2009, UNLESS EXTENDED BY ENERGY FOCUS, INC.
Dear Stockholder:
     This notice is being distributed by Energy Focus, Inc. (the “Company”) to all holders of record of its common stock, par value $0.0001 per share (the “Common Stock”), as of 5:00 p.m., New York City time, on October [___], 2009 (the “Record Date”), in connection with an offering (the “Rights Offering”) of transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock. The Rights, the Rights Offering, and the Common Stock are described in the Company’s enclosed prospectus, dated October [___], 2009 (the “Prospectus”).
     In the Rights Offering, the Company is offering an aggregate of [___,___,___] shares of its Common Stock to raise a maximum of $3.5 million, as described in the Prospectus.
     You will receive one Right for each share of Common Stock owned as of the Record Date. Each Right will entitle you to purchase one share of Common Stock (the “Basic Subscription Right”) at the cash price of $[__.___] per share (the “Subscription Price”). Stockholders presently hold [15,078,979+] shares of Common Stock. We will issue only [___,___,___] shares upon the exercise of Rights, however. If basic subscription requests exceed the number of shares available, we will allocate the available shares pro rata among each stockholder that exercises the Basic Subscription Right in proportion to the number of shares owned by the stockholder on the Record Date relative to the number of shares owned on the Record Date by all stockholders exercising the Basic Subscription Right.
     In addition, each holder of Rights that exercises its Basic Subscription Right in full will be eligible to purchase any portion of the shares of Common Stock not purchased by other stockholders of the Company through the exercise of their Basic Subscription Rights at the same Subscription Price of $[__.___] per share (the “Over-Subscription Right”). If over-subscription requests exceed the number of shares available, we will allocate the available shares pro rata among each stockholder that exercises the Over-Subscription Right in proportion to the number of shares owned by the stockholder on the Record Date, relative to the number of shares owned on the Record Date by all stockholders exercising the Over-Subscription Right.

     Fractional Rights or cash in lieu of fractional rights will not be issued in the Rights Offering. Fractional Rights will be rounded up to the nearest whole number. Fractional shares will not be issued in the Offering. They also will be rounded up to the nearest whole number.
     The Rights will expire if they are not exercised by 5:00 p.m., New York City time, on November [___], 2009, unless the Company extends the Rights Offering period as described in the Prospectus (such date and time, as it may be extended, the “Expiration Date”). All exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.
     Your Rights will be issued electronically in registered, book-entry form only on our records or on the records of our transfer agent, The Bank of New York Mellon Shareowners Services. If not exercised, your Rights will cease to have any value as of the Expiration Date.
     Enclosed are copies of the following documents:
1.	The Prospectus;

2.	Letter of Transmittal to exercise your Subscription Rights;

3.	Instructions as to Use of the Letter of Transmittal; and

4.	A return envelope addressed to The Bank of New York Mellon Shareowner Services, the subscription agent.
     Your prompt action is requested. To exercise your Rights, you should properly complete and sign the Letter of Transmittal and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Right, to the subscription agent prior to the Expiration Date, as indicated in the Prospectus. The subscription agent must receive the Subscription Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Date.
     Additional copies of the enclosed materials may be obtained from The Bank of New York Mellon Shareowner Services, the information agent. The information agent’s telephone number is [___.___.___]. Any questions or requests for assistance concerning the Rights Offering should be directed to The Bank of New York Mellon Shareowner Services, the information agent.
     As always, thank you for your investment in, and continued support of, Energy Focus, Inc.
Very truly yours,
ENERGY FOCUS, INC.

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